UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2015

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

20 Crosby Drive, Bedford MA	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 221-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2015, the board of directors and the compensation committee approved an Executive Annual Incentive Bonus Plan (Fiscal Year 2016) for our President and Chief Executive Officer, and for certain other members of our senior management, including our Senior Vice President and General Counsel, who is a named executive officer. Each such plan was identical, except for the amount of the executive’s target award.

The purpose of the fiscal 2016 plan is to motivate and reward performance for the achievement of the company’s performance objectives for fiscal 2016. Payments under each plan are based upon the achievement of predetermined annual corporate financial metrics consisting of target amounts for growth in license annual spend and corporate operating income. Each of the target amounts is established by the board and is weighted at 50% for purposes of determining each participant’s bonus. In order for any bonus to be payable under a plan, we must achieve at least 70% of each of the target amounts.

Performance against the corporate financial metrics will be evaluated mid-year and at year-end. Each participant has the potential for a mid-year payment, in an amount not to exceed 25% of the  annual bonus target, based on performance against mid-year target amounts for the corporate performance metrics. The year-end payment is based on total annual performance against the annual performance targets, less any payment received at mid-year. If an participant’s employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect.

Under the plan, the compensation committee of the board of directors may make a discretionary award to a participant in such amount as the compensation committee determines to be appropriate and in the best interests of our company.

A copy of the form of the Executive Annual Incentive Bonus Plan (Fiscal Year 2016) is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Aspen Technology, Inc. Executive Annual Incentive Bonus Plan (Fiscal Year 2016)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: July 24, 2015	By:	/s/ Frederic G. Hammond
Frederic G. Hammond Senior Vice President and General Counsel